Exhibit 99.1

PRESS RELEASE

CIRCOR’s Leslie Controls Subsidiary Emerges from

Chapter 11 Reorganization

Funding of 524(g) Asbestos Trust Marks Formal Completion of Bankruptcy Process

Burlington, MA – April 28, 2011 – CIRCOR International, Inc. (NYSE: CIR) today announced that the company and its wholly owned subsidiary, Leslie Controls, Inc. have funded the Section 524(g) asbestos trust established under Leslie’s Chapter 11 reorganization plan affirmed in February 2011 by the U.S. District Court for the District of Delaware.

With the funding of the trust, Leslie has now emerged from Chapter 11 protection. Leslie initially filed a pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code in July 2010 to permanently resolve its asbestos liability.

“The funding of the trust and the completion of this process is a tremendous accomplishment for CIRCOR, our shareholders and our employees,” said CIRCOR Chairman, President and Chief Executive Officer Bill Higgins. “With Leslie’s emergence from Chapter 11 reorganization, we can focus our full attention on executing our growth strategy and further enhancing value for our shareholders.”

About CIRCOR International, Inc.

CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products for the industrial, aerospace and energy markets. With more than 7,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s culture, built on the CIRCOR Business System, is defined by the Company’s commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company’s investor relations web site at http://investors.circor.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE “INVESTORS” LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Frederic M. Burditt

Chief Financial Officer

CIRCOR International

(781) 270-1200